Exhibit 5.1

February 12, 2008

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

Ladies and Gentlemen:

We are acting as counsel to BankUnited Financial Corporation, a Florida corporation (the “Company”) with regard to the offering by the Company of class A common stock, par value $.01 per share, preferred stock, par value $.01 per share, debt securities, warrants, rights, stock purchase contracts and stock purchase units (collectively, the “Securities”) from time to time. The Securities are being offered pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“the “Commission”) on or about January 3, 2008, and Amendment No. 1 to the Registration Statement on Form S-3/A filed with the Commission on February 12, 2008 (collectively, the “Registration Statement”), and applicable prospectus supplements pursuant to Rule 415 under the Securities Act of 1933, as amended. The Securities will be issued and delivered as described in the Registration Statement and the applicable prospectus supplement.

We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

To the extent equity Securities are issued, when issued and delivered in the manner described in the Registration Statement, as supplemented by a prospectus supplement, against payment of the applicable consideration therefor, such equity Securities will be legally issued, fully paid and non-assessable. To the extent debt Securities are issued, such Securities will be binding obligations of the Company.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Camner, Lipsitz and Poller
CAMNER, LIPSITZ AND POLLER PROFESSIONAL ASSOCIATION